AMENDMENT NUMBER JANUARY 1, 2013

VERSAR EMPLOYEE 401(K) PLAN

BY THIS AGREEMENT, Versar Employee 401 (K) Plan (herein referred to as the “Plan”) is hereby amended as follows, effective as of January 1, 2013, except as otherwise provided herein:

1.	The section of the Adoption Agreement entitled “AUTOMATIC DEFERRAL” is amended as follows:

AUTOMATIC DEFERRAL (3.02(B)). The Automatic Deferral provisions of Section 3.02(B) (Choose one of (a) or (b)):

(a)	☐ Do not apply.
(b)	☒ Apply. The Automatic Deferral Effective Date is: June 1, 2010 (specify date). (Complete (1), (2), and (3). Choose (4) as applicable:

(1)	Automatic Deferral Amount: The Employer, as to each Participant affected, will withhold as the Automatic Deferral Amount, 3% from the Participant’s Compensation each payroll period unless the Participant makes a Contrary Election.

(2)	Participants affected. The Automatic Deferral applies to (Choose one of a, b, c, or d):

a.	☐	All Participants. All Participants, regardless of any prior Salary Reduction Agreement, unless and until they make a Contrary Election after the Automatic Deferral Effective Date.
b.	☒	Election of at least Automatic Deferral Amount. All Participants, except those who have in effect a Salary Reduction Agreement on the Automatic Deferral Effective Date provided that the Elective Deferral amount under the Agreement is at least equal to the Automatic Deferral amount.
c.	☐	No existing Salary Reduction Agreement. All Participants, except those who have in effect a Salary Reduction Agreement on the Automatic Deferral Effective Date regardless of the Elective Deferral amount under the agreement.
d.	☐	New Participants. Each Employee whose Entry Date is on or following the Automatic Deferral Effective Date.

(3)	Scheduled increases. The Automatic Deferral Amount will or will not increase (as a percentage of Compensation) in Plan Years following the Plan Year containing the Automatic Deferral Effective Date (or, if later, the Plan Year in which the Automatic Deferral first applies to a Participant) as follows (Choose one of a, b, c, or d):

a.	☐	No scheduled increase. The Automatic Deferral Amount applies in all Plan Years.

b.	☐	Scheduled increase. The Automatic Deferral Amount will increase as follows:

Plan Year of application to a Participant	Automatic Deferral Amount
1	3%
2	3%
3	4%
4	5%
5 and thereafter	6%

c.	☐	Other scheduled increase. The Automatic Deferral Amount will increase as follows:

Plan Year of application to a Participant	Automatic Deferral Amount
____	____	%
____	____	%
____	____	%
____	____	%
____	____	%

(4)	☒ Describe Automatic Deferral: Effective January 1, 2013 there will be a 1% Automatic Annual Increase to all participants under 6% deferral rate with the maximum being capped at 6%.

[Note: Under Election 21(b)(4), the Employer may describe Automatic Deferral provisions from the elections available under Election 21 and/or a combination thereof as to a Participant group (e.g. Automatic Deferrals do not apply to Division A Employees. All Division B Employee/Participants are subject to an Automatic Deferral Amount equal to 3% of Compensation effective as of January 1, 2008).]

*******

This Amendment has been executed this         14th          day of         November 2012         .

Versar, Inc.
By:	Anthony L. Otten
Employer
Nondiscretionary Trustee: Wachovia Bank, N.A.
By:	Nancy Wheeler